Exhibit 4.10

Crucell N.V.
Confidential Materials Omitted and Filed Separately with the
Securities and Exchange Commission.
Confidential Portions denoted by [***].

18 June 2004

Berna Biotech Ltd
Rehhagstrasse 79
CH-3018 Bern
SWITZERLAND

Attention: Kuno Sommer, Chief Executive Officer

Dear Kuno,

Letter of Amendment to Supply Agreement

We refer to the Supply Agreement dated 12 November 2001 (the Agreement) between CSL Limited (CSL) and Berna Biotech Ltd (Berna) for the supply of Product on a worldwide non-exclusive basis subject to specified Exclusive and Excluded Territories.

As discussed, it is proposed that the Agreement be amended as follows:

1.         Agreement to Supply

Under clause 1.7, the Agreement pertains to the supply of Product for Northern Hemisphere influenza vaccine manufacture by Berna. Supply of Product for Berna to manufacture influenza vaccine for the Southern Hemisphere will be the subject of a separate agreement if the parties agree to proceed.

2.         Term and Termination

Under Schedule 1 item 2, the Initial Period of the contract is extended by two years to end on 31 December 2009.

3.         Supply of Product(s) against Orders

a)        Under Clause 3.1. Berna is to provide in November each year a five-year indicative forecast to be discussed at a face to face meeting. At that meeting CSL will confirm whether it expects to be able to supply the forecasted quantity of Product and make adjustments to the indicative non-binding maximum quantities for the five year forecast period.

As at the date of this letter, the quantities outlined in the five-year indicative forecast and up to the maximum quantities are as follows:

Year	Total GM HA	25 mcgm doses
2005	[***]	[***]
2006	[***]	[***]
2007	[***]	[***]
2008	[***]	[***]
2009	[***]	[***]

CSL shall use its best efforts to be able to supply to Berna the quantities outlined in the five-year indicative forecast and up to the maximum quantities as follows:

Year	Total GM HA	25 mcgm doses
2005	[***]	[***]
2006	[***]	[***]
2007	[***]	[***]
2008	[***]	[***]
2009	[***]	[***]

Berna will, before 30 June each calendar year provide CSL with a written best estimate of its supply requirements for the Product for the subsequent year. Within 8 weeks CSL is to notify Berna whether CSL will be able to supply the forecasted quantity of Product for the following season based on expected strains and yields. Berna may, before 30 November each year, submit to CSL a revised best estimate of its supply requirements.

b)        Under clause 3.3, each order placed by Berna will be for a minimum quantity of HA for each calendar year as follows:

Year	Total GM HA	25 mcgm doses
2005	[***]	[***]
2006	[***]	[***]
2007	[***]	[***]
2008	[***]	[***]
2009	[***]	[***]

CSL confirms and Berna understands and accepts that payment in full is required for the minimum quantity, regardless of whether the minimum quantity is ordered/purchased.

c)        Under clause 3.4, each of Berna’s orders for Product shall be in writing and shall constitute a binding order upon CSL. Insofar as Berna requires quantities exceeding those mentioned in Berna’s November best estimate CSL shall use reasonable efforts to deliver such quantities.

4.         Price and Payment

a)        Under clause 4.1 the Product(s) will be invoiced at the prices set out in Schedule 2. The price will be based on the number of eggs used to manufacture the quantity of Product ordered and delivered to Berna. The amount due per egg used will for the year 2005-2009 be as follows:

2005	A$	[***] per egg
2006	A$	[***] per egg
2007	A$	[***] per egg
2008	A$	[***] per egg
2009	A$	[***] per egg

Phone: +61 3 9389 1769	CSL Limited ABN 99 051 588 348 45 Poplar Road Parkville Victoria 3052 Australia June.McKay@csl.com.au	Fax: +61 9389 1076

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b)        Under Schedule 2 the 2005 calendar year price for a trivalent dose (25 mcgm of each strain) will be based on an amount of A$ [***] per egg used to manufacture the quantity of Product(s) delivered to Berna. The relationship between price per egg used to manufacture the Product and actual price paid per 25 mcgm HA of each strain is dependant upon the egg yield. Using the five year average yield the price of A$ [***] per egg used relates to A$ [***] per 25 mcgm trivalent dose. With better than average yields the price per dose reduces because the processing cost is fixed, as shown in the table below:

Yield	Yield Per Egg (mcgm/egg)	Price / Egg	Price per 25mcgm dose
10% above average	[***]	[***]	[***]
5 year average	[***]	[***]	[***]
10% below average	[***]	[***]	[***]

Note: the above yields are indicative only. The actual yield could be greater or less than ±10% from the five-year average.

5.         Product Recall

Under clause 19.1 Berna will inform CSL immediately by telephone or facsimile transmission (immediately confirmed in writing) in the event of any circumstances giving rise to a possible or actual recall of Finished Influenza Vaccine containing the Product(s) where the recall is alleged to be due to Product(s). CSL will inform Berna immediately by telephone or facsimile transmission (immediately confirmed in writing) in the event of any circumstances giving rise to a possible or actual recall of any batches of the Product(s) delivered to Berna.

Clauses 19.2, 19.3 and 19.4 will continue in full force and effect.

6.         Adverse Drug Events

Clause 20.2 and 20.5 and Schedule 4 shall be deleted without replacement. Clause 20.1, 20.3 and 20.4 are changed as follows and will replace the previous provisions:

a)        Under clause 20.1 CSL and Berna shall keep each other informed on all reports of Adverse Drug Events (ADE) coming to either party’s knowledge with regard to the Product(s) regardless of the origin of such reports. The term Reports shall also include publications in journals and other media. If Berna receives any ADE report which is both serious and unexpected and alleged to be caused by the Product(s) Berna will report the matter to the Registration Authority in compliance with the laws and regulations in the Territory.

b)        Under clause 20.3 Berna will give immediate written notice to CSL of any alleged manufacturing or other defect in the Products(s) of which Berna becomes aware and of any possible expense, liability, cost, claim or proceeding arising from the alleged defect.

c)        Under clause 20.4 Berna will not make any admission of liability to any third party with respect to claims either in the name of Berna or on behalf of CSL with respect to any adverse experiences alleged to be caused by, and any alleged manufacturing or other defects in the Product(s) without CSL’s prior written consent.

Terms used in this letter shall have the same meaning as defined in the Agreement unless the context requires otherwise. Except as amended by this letter, the terms of the Agreement remain in full force and effect.

Phone: +61 3 9389 1769	CSL Limited ABN 99 051 588 348 45 Poplar Road Parkville Victoria 3052 Australia June.McKay@csl.com.au	Fax: +61 9389 1076

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Please confirm Berna’s formal agreement to the above by signing and returning the enclosed copy of this letter.

Yours sincerely

/s/ Zita Cunningham

Zita Cunningham
Business Development Director, Pharmaceuticals Group

Accepted and agreed for and on behalf of Berna Biotech Ltd by its duly authorised representative(s):

Illegible, 24 June 2004	/s/ Jorg von Manger-Koenig
Place, date	Name:	Jörg von Manger-Koenig
	Function:	Executive Vice President Legal, Regulatory Affairs & IP

Illegible, 24.06.04	/s/ Dr. Alexandra Fischer-Hauck
Place, date	Name:	Dr. Alexandra Fischer-Hauck
	Function:	Director, Global Product Management

Phone: +61 3 9389 1769	CSL Limited ABN 99 051 588 348 45 Poplar Road Parkville Victoria 3052 Australia June.McKay@csl.com.au	Fax: +61 9389 1076

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THIS SUPPLY AGREEMENT is made on the date last signed

BETWEEN:	CSL LIMITED ACN 051 588 348 45 Poplar Road, Parkville, Victoria, Australia 3052 Facsimile: (+613) 9389 1434	(CSL)

AND:	BERNA BIOTECH LTD Rehhagstrasse 79, CH-3018 Berne, Switzerland Facsimile: (+41) 31 980 62 29	(BERNA)

WHEREAS:

A.       CSL is engaged in the manufacture and distribution of human and veterinary pharmaceutical and diagnostic products.

B.        BERNA is active in the manufacturing, distribution and marketing of similar products.

C.        BERNA wishes to obtain from CSL and CSL wishes to supply to BERNA Bulk Inactivated Whole Virus Influenza Concentrate — Monovalent Pooled Harvest as set out in this Agreement.

THE PARTIES AGREE

1.        Agreement to Supply

1.1       CSL agrees to supply, and BERNA agrees to purchase, Product(s) on the terms and conditions set out in this Agreement.

1.2       This Agreement will oblige CSL to manufacture or (if it is not able to manufacture by decisions of the authority concerned) to deliver the Product(s) as ordered by BERNA and accepted by CSL.

1.3       Nothing in this Agreement will restrict BERNA’s ability to deal in bulk influenza vaccine (other than the Product) and Finished Influenza Vaccine formulated with the Product or other vaccines utilising Virosome technology formulated with the Product except that BERNA agrees not to sell such vaccines to any third party where BERNA knows that same may be used within the Excluded Territory.

1.4       BERNA will not use the Product(s) in any way other than as permitted under this Agreement. In particular, BERNA will use the Product(s) only as a bulk component in the formulation of Finished Influenza Vaccines and other vaccines utilising Virosome technology.

1.5       Nothing in this Agreement will restrict CSL’s ability to deal in bulk influenza vaccine and Finished Influenza Vaccines except that CSL agrees not to sell Finished Influenza Vaccines to any third party where CSL knows that same may be used within the Exclusive Territory. BERNA may on or before 30 June 2002 request that the Exclusive Territory be expanded and CSL will notify BERNA of its agreement or otherwise to such expansion on a country by country basis by 30 September 2002.

1.6       Regarding new influenza products developed by BERNA, BERNA agrees to consider CSL as a distributing partner for the Excluded Territory.

1.7       BERNA is interested to purchase Product(s) for the Southern Hemisphere and CSL agrees to consider BERNA’s request prior to 21 December 2001. If CSL notifies BERNA that CSL is willing to supply such Product(s), CSL and BERNA will negotiate in good faith an amendment to this Agreement to provide for the supply of such Product(s).

3.        Supply of Product(s) against Orders

3.1       BERNA will, as soon as practicable after the Commencement Date, provide CSL with a written best estimate of its supply requirements for each of the Product(s) for the 2002 calendar year. BERNA will, before 30 June each calendar year, provide CSL with a written best estimate of its supply requirements for each of the Product(s) for the subsequent calendar year. BERNA may, before 30 November each year, submit a revised written best estimate of its supply requirements for each of the Product(s) for the subsequent calendar year.

3.2       On or before 28 February, BERNA will place a firm written order with CSL for BERNA’s requirement for Product(s) for the upcoming season. BERNA’s order must be for at least 75% of its 30 June written best estimate provided under clause 3.1.

3.3       Each order will be for a minimum quantity of 100 gm HA per strain for the 2002 calendar year, 150 gm HA per strain for the 2003 calendar year and for each subsequent calendar year a scaled up minimum quantity will be agreed between CSL and Berna based on the agreed European SRID assay.

3.4       Each order will be binding upon CSL unless within 14 days of receipt of an order CSL notifies BERNA that it does not accept the order in excess of the minimum quantity determined under clause 3.3.

3.5       Delivery dates for the Product(s) for the Northern Hemisphere will be based on yield and CSL will use its best endeavours to advise BERNA of estimated delivery dates by 15 March. CSL will provide written confirmation of delivery dates by 30 April, which will include any delivery date after 15 July. CSL will use reasonable endeavours to deliver at least 11.5gmHA of each strain by 30 April for regulatory requirements. If BERNA require a commercial delivery prior to 15 June 2002, CSL will only commit to deliver 75% of the quantity ordered by Berna and accepted by CSL. CSL will use reasonable endeavours to deliver the balance of the accepted order by July 15.

3.6       If CSL delivers Product(s) in excess of BERNA’s firm order, BERNA must advise CSL in writing of the quantity held in excess as soon as such excess is determined. BERNA will process the excess quantity and store it for potential use in the following Northern Hemisphere season. If the excess quantity is able to be used in the following seasons, BERNA will pay CSL for the excess quantity at the price applicable at the time of delivery within 30 days of the official announcement of Northern Hemisphere strain selection. If the excess quantity is unable to be used in the following season, BERNA will destroy the excess quantity and notify CSL in writing that the excess quantity has been destroyed.

3.7       CSL will use its reasonable endeavours to supply the Product(s) in accordance with BERNA’s orders. However, CSL’s liability for any loss or damage which BERNA may suffer or incur as a result of CSL’s failure to supply the Product(s) in accordance with accepted BERNA orders will be limited to the value of the accepted order (or part thereof) which CSL fails to supply. If CSL delivers Product(s) for the Northern hemisphere to another customer and fails to deliver the accepted Berna order (or part thereof), CSL is liable for any loss or damage Berna may suffer as a result of unfilled Berna customer orders.

3.8       An indicative timing program for ordering and price negotiations is set out in Schedule 3.

4.        Price and Payment

4.1       The Product(s) will be invoiced at the prices set out in Schedule 2. For the 2002 calendar year the price will be based on an amount of A$ [***] per egg used to manufacture that quantity of product delivered to Berna. For the 2003 calendar year the price will be based on an amount of [***] and for 2004 calendar year the price will be based on an amount of [***]. The parties will negotiate in good faith a new price for the 2005 calendar year and the 2006 calendar year prior to 30 April 2004. The parties will take into account any change in CSL’s manufacturing costs and the general influenza market conditions. If this agreement is renewed, the parties will negotiate in good faith a new price for the renewal period prior to 30 April of the calendar year immediately prior to the initial year of the renewal term. The parties will take into account any change in CSL’s manufacturing costs and the general influenza market conditions.

4.2       Unless otherwise agreed in writing all payments will be made under the terms and in the currency set out in Schedule 2.

4.3       If the closing price of the whole market spot rate for the Australian Dollar relative to the Swiss Franc as reported in The Australian Financial Review deviates by more than 10% from the closing price for the wholesale market spot rate reported in The Australian Financial Review on the Commencement Date, the parties agree to adjust any amounts due under this Agreement so as to ensure that each party bears 50% of the exposure created by the deviation. Any further deviation of more than 10% following any adjustment will result in a further adjustment on the same terms.

5.        Packing, Delivery and Risk in Transit

5.1       CSL will sell the Product(s) ExWorks (lncoterms 2000), CSL’s Premises. CSL will pack the Product(s) suitable for delivery to BERNA’s site in Berne, Switzerland.

5.2       [Intentionally Deleted]

5.3       If CSL agrees to arrange delivery on behalf of BERNA (beyond CSL’s obligations under clause 5.1) then the cost of freight and insurance arranged by CSL will be to BERNA’s account, and CSL will be acting as BERNA’s forwarder. BERNA will indemnify and keep indemnified CSL against all actions, claims, demands, losses, damages, costs (including legal costs on a full indemnity basis) and expenses for which CSL may become liable which relate directly or indirectly to CSL’s acting as BERNA’s forwarder under this clause.

5.4       Subject to product liability under clause 13, CSL’s obligations under clause 5.1 and the quality control and acceptance procedures, risk in the Product(s) will pass to BERNA upon ExWorks delivery. Property and ownership of the Product(s) will pass to BERNA upon payment.

6.        Quality Control

6.1       CSL will supply Product(s) free of defects in materials and manufacture, and in compliance with the Specification and any Conditions of Registration (including protocols to EU-regulations) set by the Registration Authority of which BERNA has given CSL reasonable prior written notice.

6.2       CSL and BERNA will enter into a GMP Agreement, which is to be reviewed annually on or before 30 November, that is to be consistent with terms of this Agreement.

6.3       CSL will keep proper records and reference samples of all of its manufacturing and quality control activities performed under this Agreement. CSL will provide, on request, to Berna a copy of CSL’s current TGA certificate. BERNA may audit such records and the production facilites at reasonable intervals, on reasonable notice during normal business hours.

6.4       CSL will notify BERNA of any special storage requirements for the Product(s).

6.5       BERNA will store the Product(s) in suitable storage facilities having regard to both the Specification and Conditions of Registration and in a manner which ensures proper rotation of stock.

6.6       BERNA will test samples of delivered Product(s) and if it believes a particular Product(s) (hereinafter referred to as “the Notified Product”) does not comply with clause 6.1, it will notify CSL advising the batch number. CSL will examine and test from that batch a sample retained by it (hereinafter referred to as “the Batch Sample”). If CSL finds the Batch Sample does not comply with clause 6.1 then CSL will if practicable replace the Notified Product in due time and after discussion with BERNA.

6.7       If CSL finds the Batch Sample does comply with clause 6.1 and BERNA, based on its own results, does not accept CSL’s findings, then a mutually agreed independent testing agency will make a final decision with regard to the release specification of the Notified Product, and that finding will be conclusive for the two parties. If it supports CSL findings it is evidence for all purposes that the Notified Product complied with in clause 6.1 when loaded for delivery at CSL’s premises. CSL will not be liable to replace or allow a credit in respect of the Notified Product. The alleged failure of the Notified Product to comply with clause 6.1 will be deemed to have arisen or been caused by reason of an act or default of a person (not being CSL or an employee or agent of CSL) or a cause independent of human control occurring after the Notified Product was loaded for delivery at CSL’s premises. If the releasing authority’s findings do not support CSL’s findings the Product(s) CSL will if practicable replace the Notified Product in due time and after discussion with BERNA. The cost of the independent testing agency will be shared equally by CSL and BERNA regardless of the outcome.

7.        BERNA’s and CSL’s Duties and Obligations

7.1       BERNA will:

(a)       only distribute and sell Finished Influenza Vaccine and other vaccines utilising Virosome technology containing the Product(s) as agreed under this Agreement

(b)      comply with all laws, ordinances, regulations, rules and administrative directions applicable to or governing or controlling the importation of the Product(s) into, and the sale and use of the Product(s) in, the Territory

(c)       notify CSL of any reason BERNA has to believe that a particular Product(s) does not comply with clause 6.1 as soon as possible and preferably within fourteen days of that reason coming to the attention of BERNA. The notification will identify the particular Product’s batch number. BERNA will also notify CSL of any Adverse Drug Events under clause 20.

7.2       BERNA and CSL will ensure that their respective employees, agents and dealers are acquainted with the obligations imposed by this Agreement to the extent reasonably necessary to ensure compliance with the Agreement.

8.        Promotion and Marketing

8.1       BERNA will have the absolute unilateral right to determine its promotion and marketing activities, and the prices at which it will sell the Finished Influenza Vaccine containing the Product(s) and to determine payment arrangements with purchasers of the same. CSL does not desire to participate and will not participate in any price determinations.

9.        Provision of Technical Information

9.1       CSL, at its expense, and as soon as practicable after the Commencement Date, will make available to BERNA all technical information relating to the Product(s) which CSL considers relevant to the reasonable needs of BERNA under this Agreement and to the extent CSL has the right to divulge the information. Nothing in this Agreement other than the required responses to the Registration Authority will oblige CSL to make available to BERNA any information, technical or otherwise, which is in any way referable to the manufacture, formulation, production or processing of the Product(s).

9.2       BERNA may use any technical information made available to it pursuant to this clause but only for the proper discharge of its obligations. BERNA will not use any of the technical information made available to it for any purpose after this Agreement ends. For Confidential Material see clause 12.

10.      [Intentionally Deleted]

11.      Registration Requirements

11.1     BERNA will effect, in its own name and at its expense, any necessary registrations of the Product(s) in the Territory. BERNA will provide CSL with all data and information and copies of all documentation to enable CSL to comply with its obligations under this Agreement.

11.2     CSL will assist BERNA with dossier preparation, at BERNA’s cost. CSL and BERNA will consult and agree on all dossier requirements (updates) and CSL’s costs by 30 November each year for the following calendar year.

12.      Confidentiality

12.1     Each party will:

(a)       keep all Confidential Material disclosed to it by the other party confidential;

(b)      not permit the other party’s Confidential Material to be disclosed other than in confidence to its employees to the extent strictly necessary for the purposes of this Agreement;

(c)       use the other party’s Confidential Material only for the purpose of this Agreement and not to use for any commercial purpose other than under a further agreement with the other party;

(d)      not copy or reduce to writing the other party’s Confidential Material except as reasonably necessary for the purposes of this Agreement. Copies or reductions to writing of Confidential Material of the other party shall be owned by that party;

(e)       maintain the other party’s Confidential Material in a way which provides adequate protection from unauthorised disclosure, copying or use;

(f)       indemnify and keep indemnified the other party against all actions, claims, demands, losses, damages, costs and expenses for which the other party may become liable which arise as a result of an unauthorised disclosure of the other party’s Confidential Material; and

(g)      return promptly to the other party all documents and materials (and all copies thereof) containing the other party’s Confidential Material at the end of this Agreement.

12.2     “Confidential Material” means all proprietary information disclosed by, or on behalf of, one party to the other party relating to this Agreement and includes:

(a)       information disclosed in writing, verbally or by any other means,

(b)      information disclosed before, after or on the Commencement Date; and

(c)       information relating to the other party’s operations, processes, plans, intentions, production information, know-how, data, formulae, expertise, methodology, drawings, specifications, design rights, trade secrets, market opportunities and business affairs, and any new and novel combinations thereof.

but excludes information which the receiving party proves:

(d)      is in or has come into the public domain in any way without it breaching this Agreement;

(e)       it has developed independently as a result of its operations and activities;

(f)       it has obtained or has available from a source other than the disclosing party without breach of any obligation of confidentiality or non-use;

(g)      it knew prior to being disclosed by the disclosing party; or

(h)      it has disclosed with the prior written approval of the disclosing party.

12.3     Either party may disclose the other party’s Confidential Material in confidence to the Registration Authority to the extent required to comply with the law and its obligations under this Agreement.

13.      Product Liability

13.1     CSL will indemnify and keep indemnified BERNA against all actions, claims, demands, losses, damages, costs (including legal costs on a full indemnity basis) and expenses for which BERNA may become liable which relate directly or indirectly to the Products, their uses or effects but only to the extent arising from a breach of this Agreement (including failure of Product(s) to comply with the Specifications) by, or the negligence or wilful default of, CSL.

13.2     BERNA will indemnify and keep indemnified CSL against all actions, claims, demands, losses, damages, costs (including legal costs on a full indemnity basis) and expenses for which CSL may become liable which relate directly or indirectly to BERNA’s altered Product in any form, whether bulk, finished or otherwise, their uses or effects except to the extent arising from any breach of this Agreement by, or the negligence or wilful default of, CSL.

14.      Term and Termination

14.1     This Agreement will begin on the Commencement Date and remain in effect during the Initial Period. It will thereafter be renewed for successive two year periods until terminated.

14.2     Either party may terminate this Agreement on 12 months notice to end at the end of the Initial Period or any successive two year period thereafter.

14.3     The party not affected may terminate this Agreement by giving to the other party written notice to terminate on the date specified in the notice if:

(a)       a party fails to rectify any breach of its obligations within 30 days of receiving a written notice requiring it to do so;

(b)      if a party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed over its business, property or assets, or becomes the subject of liquidation or dissolution (except for reconstruction purposes such as mergers, etc) or involuntary bankruptcy proceedings or otherwise discontinues business;

(c)       any other right of termination in favour of the first party arises under this Agreement; or

(d)      a change in effective control of the other party.

14.4     If an important parameter changes so materially that the continuation of this agreement would lead to a material adverse financial effect for a party, that party may by written notice request a negotiation in good faith to amend the terms of this Agreement to address the change in that parameter. If the parties are unable to agree on an appropriate amendment within three months of the date of the notice, either party may terminate this Agreement by immediate written notice. Such termination will not affect firm commitments made in connection with the supply of Product(s) for the upcoming Northern Hemisphere influenza season.

14.5     Termination will not affect any other rights or obligations which may have accrued prior to termination.

14.6     At the end of this Agreement BERNA will promptly forward to CSL, at BERNA’s expense, all technical information relating to this Agreement it received from CSL BERNA will not keep any copies.

15.      General

15.1     No waiver of any provision of this Agreement will be of any force or effect unless confirmed in writing, signed by the parties. Then such waiver will be effective only to the extent for which it is made.

15.2     The invalidity or unenforceability of any provision of this Agreement will not affect the validity and enforceability of all other provisions which are self-sustaining and capable of separate enforcement.

15.3     This Agreement constitutes the entire agreement and understanding between the parties with respect to its subject matter. It replaces all previous agreements between, or undertakings by either of, the parties with respect to its subject matter.

15.4     This Agreement can only be changed by written agreement of the parties.

15.5     Unless expressly provided elsewhere in this Agreement, the relationship between the parties is that of independent parties and will not be deemed to be that of principal/agent, joint venture, partnership or otherwise.

15.6     The laws of Victoria, Australia will govern this Agreement.

15.7     Clauses 11, 12,13,14.5 and 17.1 will continue to apply after this Agreement ends.

15.8     Neither party will be liable for any failure or delay in the performance of its obligations under this Agreement to the extent that such failure or delay arises from any circumstance beyond its control including any Acts of Nature, strikes, lock-outs, labour disputes or in the event of an influenza pandemic in the Excluded Territory. Where such failure or delay continues for a continuous period exceeding six months, the party not experiencing such failure or delay may terminate this Agreement without penalty by written notice. The parties acknowledge that manufacturing and formulation of the Product(s) and Finished Influenza Vaccine is an extremely time sensitive business and therefore agree to notify each other as early as possible of any failure or delay under this clause 15.8.

15.9     Each party will bear its own legal costs and expenses of and incidental to the preparation of this Agreement.

15.10   This Agreement will bind and enure for the benefit of the parties and their respective successors in title. Neither party may assign any of its rights and obligations without the prior written consent of the other party.

16.      Notices

16.1     Any written notice required under this Agreement must meet all of the following

(a)       be given by pre-paid post, personal delivery or facsimile transmission;

(b)      be sent to the contact address or facsimile number given above (or any other point previously advised in writing by the recipient), and

(c)       be marked to the attention of a signatory to this Agreement (or any other person previously advised in writing by the recipient).

16.2     No written notice is to be effective until received, or deemed to be received by the other party as follows:

(a)       in the case of personal delivery, upon delivery;

(b)      in the case of a letter, on the fifth business day after posting; and

(c)       in the case of a facsimile transmission, on the business day on which it is despatched, or, if despatched on a non-business day, or after 5 pm on a business day then on the next business day after day on which it is despatched. A record from the despatching facsimile machine detailing the time and date of the transmission will be evidence of transmission, unless proved to the contrary.

Times and business days will be determined according to the place of receipt.

17.      Arbitration

17.1     All disputes arising under this Agreement will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Zurich, where CSL initiates the action, or in Melbourne, where BERNA initiates the action, by one or more arbitrators appointed in accordance with those Rules. All arbitrations will be conducted in the English language.

18.      Benefit of Indemnities

18.1     For the avoidance of doubt, it is agreed that where a party agrees to indemnify the other, the indemnified party will be or be deemed to be acting as agent for and on behalf of and for the benefit of all persons who are or might be its directors, officers, employees, consultants or agents from time to time and all such persons will to this extent be or be deemed to be parties to this Agreement.

19.      Product Recall

19.1     BERNA will inform CSL immediately by telephone or facsimile transmission (immediately confirmed in writing) in the event of any circumstances giving rise to a possible or actual recall of any Finished Influenza Vaccine containing the Product(s). CSL will inform BERNA immediately by telephone or facsimile transmission (immediately confirmed in writing) in the event of any circumstances giving rise to a possible or actual recall of any batches of the Product(s) delivered to BERNA.

19.2     CSL has the right (irrespective of any power granted by law to the Registration Authority or other authority in the Territory) on the grounds of public health and safety to require BERNA to evaluate and in case to discontinue sale of and recover some or all batches of Finished Influenza Vaccine containing the Product(s) specified by CSL. If BERNA does not so discontinue sale, any sales made after the date of CSL’s request under this clause 19.2 will be made solely at BERNA’s own risk and the indemnity in clause 13.1 will not apply.

19.3     Where a product recall has been initiated whether by the Registration Authority or other authority in the Territory or by BERNA or CSL under clause 19.2 BERNA will inform all purchasers of the Product(s) so affected and shall require them to deliver or make available for collection all such stocks of Finished Influenza Vaccine containing the defective Product(s) in their possession. BERNA will ensure that all such stocks of Finished Influenza Vaccine containing the defective Product(s) are collected and stored in secure conditions on premises controlled by BERNA.

19.4     Costs of any action taken under this clause 19 will be borne by BERNA unless the costs are caused by the breach of this Agreement, (including failure of Product(s) to comply with the Specifications) by, or negligence or wilful default of, CSL, in which case CSL will indemnify BERNA against any and all actions, claims, demands, losses, damages, costs and expenses for which BERNA may become liable which arise from such breach, negligence or wilful default.

20.      Adverse Drug Events

20.1     If BERNA receives any Adverse Drag Event (ADE) report which is both serious and unexpected and alleged to be caused by Finished Influenza Vaccine containing the Product(s) BERNA will report the matter according to Schedule 4 to the Registration Authority in compliance with the laws and regulations of the Territory, and inform CSL without delay by telephone or facsimile transmission (immediately confirmed in writing). CSL will acknowledge receipt within 24 hours by facsimile transmission.

20.2     BERNA will report to CSL by telephone or facsimile transmission (immediately confirmed in writing) any other adverse experience occurring in the Territory and alleged to be caused by Finished Influenza Vaccine containing the Product(s) every three months.

20.3     BERNA will give immediate written notice to CSL of any alleged manufacturing or other defect in the Product(s) or Finished Influenza Vaccine containing the Product(s) of which BERNA becomes aware and of any possible expense, liability, cost, claim or proceedings arising from the alleged defect.

20.4     With respect to any adverse experiences alleged to be caused by, and any alleged manufacturing or other defects in, the Product (s) or Finished Influenza Vaccine containing same BERNA will not make any admission of liability to any third party with respect to claims either in the name of BERNA or on behalf of CSL without CSL’s prior written consent.

20.5     For the purpose of this clause 20, “serious” and “unexpected” will have the meaning ascribed to it at the relevant time by the Registration Authority or as otherwise notified by CSL from time to time.

21.      Definitions and Interpretation

21.1     In this Agreement:

(a)       Batch Sample is defined in clause 6;

(b)      Commencement Date means 1 November 2001;

(c)       Confidential Material is defined in clause 12;

(d)      CSL’s Premises means CSL’s premises at 45 Poplar Road, Parkville, Victoria, Australia, 3052 or suet other address notified to BERNA in writing by CSL;

(e)       Exclusive Territory means the territory set out in Item 1A of Schedule 1;

(f)       Excluded Territory means the territory set out in Item IB of Schedule 1;

(g)      Finished Influenza Vaccine means product that is intended for the prevention of influenza only and is formulated, filled in final container and packed;

(h)      GMP Agreement means an agreement which specifies the Australian Code of Good Manufacturing responsibilities relating to the manufacture of the Product(s);

(i)        ha means haemaglutinin

(i)        Initial Period means the period set out in Item 2 of Schedule 1;

(i)        Notified Product is defined in clause 6;

(j)        SRID means the single radial immunodifusion;

(k)       Territory means the territory set out in Item IA of Schedule 1;

(l)        Product means the product set out in Schedule 2;

(m)      Registration Authority means Swiss Federal Office of Public Health or any other body responsible for the registration of the Product(s) in the Territory from time to time;

(n)      Specification means the Product Specification set out in Schedule 2; and

(o)      Virosome means virus-like particles consisting of artificial bilayer liposomes with integrated viral surface antigens imitating a virus as developed and used by BERNA;

21.2.    In this Agreement:

(a)       Words denoting the singular number include the plural number and vice versa;

(b)      Words denoting any gender include all genders;

(c)       References to persons include bodies corporate and vice versa;

(d)      Words defined in another part of this Agreement will have the meaning given in that part;

(e)       References to Recitals, clauses, sub-clauses, Schedules and Annexures are references to Recitals, clauses, sub-clauses, Schedules and Annexures of or to this Agreement;

(f)       References to the parties include references to respective directors, officers, employees and agents of the parties; and

(g)      Headings are inserted for convenience only and will not affect interpretation.

22.      Enclosures

Schedule 1:	Territory and Duration
Schedule 2:	Product(s), Prices and Payment Terms
Schedule 3:	Timings
Schedule 4:	Adverse Drug Event (ADE) reporting Guidelines

SIGNED as an Agreement by the parties

Signed for and on behalf of	)
CSL Limited ACN 051 588 348)		/s/ Colin Armit	12/11/01
by its duly authorised	)	Colin Armit	(date)
representatives	)	President Pharmaceuticals
)
	)	/s/ Peter Turvey	11/11/01
	)	Peter Turvey	(date)
	)	Company Secretary

	)	/s/ Patrik Richard	02/11/2001
Signed for and on behalf of	)	Patrik Richard	(date)
Berna Biotech Ltd		Secretary General
by its duly authorised
representatives		/s/ Robert Mischler	02/11/2001
		Robert Mischler	(date)
Head of Production

SCHEDULE 1
to the Supply Agreement between CSL and BERNA

Territory and Duration

1:	Territory:	Worldwide non-exclusive subject to 1A and 1B below.
1A:	Exclusive Territory:	Switzerland, Italy, Spain and Portugal.
1B:	Excluded Territory:	Australia and New Zealand.
2.	Duration:	The Initial Period commencing from the Commencement Date and ending on 31 December 2006.

SCHEDULE 2
to the Supply Agreement between CSL and BERNA

Product(s), Prices and Payment Terms

Product(s):	Bulk Inactivated Whole Virus Influenza Concentrate — Monovalent Pooled Harvest.
Price:

The 2002 calendar year price for a trivalent dose (25mcgm of each strain) will be based on an amount of [***] per egg used to manufacture the quantity of Product(s) delivered to BERNA. The relationship between price per egg used to manufacture the product and actual price paid per 25mcgm HA of each strain is dependant upon the egg yield. Using the average yield for the period l990-2000 the price of [***] per egg used relates to [***] per 25mcgm trivalent dose. With better than average yields the price per dose reduces because the processing cost price is fixed, as shown in the table below.

Yield	Yield Per Egg (mcgm/egg)	Price/Egg	Price Per 25mcgm Dose
10% above average	[***]	[***]	[***]
10 Year Average	[***]	[***]	[***]
10% below average	[***]	[***]	[***]

Note:
• the yield is indicative only, the actual yield could be greater or lower than ± 10%.

CSL will notify BERNA of indicative total cost of total order after one month of processing, ie indicative yields will be communicated but accurate costs (total numbers of eggs used) will not be finalised until completion of the total order. CSL will notify BERNA with each delivery the total number of inoculated eggs used.

The quantity of Product(s) delivered will be determined pursuant to the accepted SRID assay method using the agreed SRID standard and the volume measured by CSL and BERNA. Any difference of 10% or less between the CSL and BERNA test will result in a sharing of the variance in terms of price on a 50:50 basis. If there is a difference of more than 10% discrepancy between the CSL and BERNA test, CSL and BERNA will discuss in good faith a resolution. If CSL and BERNA are unable to resolve the discrepancy, then an independent testing agency tests the material. The accepted result will be the average of the two closest results. The cost of the independent testing agency will be shared equally by CSL and BERNA regardless of the outcome.

Payment Terms:	If not otherwise specified, payment is due 60 days from date of invoice. Prices in Australian Dollars Ex Works, Parkville, Victoria 3052 (Incoterms 2000).
Product Specification:	General Specifications according to Specifications of European Pharmacopoeia already delivered to CSL.

Any change of the EuPharm monography on influenza vaccines and Product testing requirements shall be sent by BERNA to CSL or CSL to BERNA as soon as possible.

The Specifications for the strains for the coming season shall be fixed according to the recommendations of WHO and EU respectively and set out in BERNA’s order to CSL.

SCHEDULE 3
to the Supply Agreement between CSL and BERNA

Timing of Forecasts, Orders, etc

Written best estimate from BERNA for following calendar year.	30 June

Update of written best estimate from BERNA for following calendar year.	30 November

Written notification from BERNA of packaging requirements.	30 November

GMP Agreement review and agreement regarding dossier preparation/updates.	30 November

Notification of Price Increase by CSL.	31 January

Firm order by BERNA.	28 February

Notification of Indicative Delivery Date by CSL.	15 March

Confirmation of Delivery Dates by CSL.	30 April

SCHEDULE 4
to the Supply Agreement between CSL and BERNA

Adverse Drug Event (ADE) Reporting Guidelines
(Clause 20)

1.         Principle: The Adverse Drug Event (hereinafter ADE) reporting system shall correspond basically to the European Union Directive (EU) 93/39 and the corresponding regulations of each country of the Territories brought to knowledge of the BERNA. The ADE shall preferably be forwarded using the format of the COMS-formulary.

2.         CSL and the BERNA shall keep one another informed on all reports of ADEs coming to either party’s knowledge with regard to the Product(s), regardless of the origin of such reports. The term “Reports” shall also include publications in journals and other media.

3.         Reports on such ADEs which according to the informing party’s careful professional evaluation may negatively affect the benefit-risk-ratio of the Product or may have consequences regarding the Product’s Information (eg. labelling, data sheets, package inserts) or may require immediate safety measures or regulatory authorities (such as special information/warnings to the medical profession, patients, authorities or withdrawal of the Product) shall be forwarded to the other party without delay after having become known.

4.         The same immediate forwarding, without delay shall apply in cases of reports on ADEs being both serious and unexpected (ie. hitherto not specified in the Product’s Information).

5.         The informing party is invited to give both the primary reporter’s and its own professional evaluation of such reports, in particular with regard to suspected causality, with reasoning, either together with such information or at a later date.

Categories for determining relationship of ADE to the Product:

•  Certain

•  Probable

•  Possible

•  Unlikely

•  Unrelated

•  Insufficient Evidence

6.         The aforementioned Information shall be addressed to

in case of CSL:   CSL LIMITED ACN 051 588 348

Attention:	Head Medical Department
45 Poplar Road, Parkville, Victoria, Australia 3052
Telephone:	+61 3 9389 1911
Facsimile:	+61 3 9389 1434

BERNA BIOTECH LTD
Attention:	Head Medical Department
Rehhagstrasse 79, CH-3018 Berne, Switzerland
Telephone:	+41 31 980 67 37
Facsimile:	+41 31 980 67 75

or to such other address as may thereafter be provided by either party.

7.         Reports shall be established by BERNA and delivered according to clause 20 and meetings, if necessary, shall be held at mutually convenient times and places, for the purpose of discussing ADE issues.

8.         All reports to be provided hereunder shall be in English, using the MeDRA adverse reaction terminology.